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                                                                     Exhibit 4.5
                          STOCKHOLDERS' AGREEMENT FOR
                          AMERICA WEST AIRLINES, INC.


                                THIS STOCKHOLDERS' AGREEMENT FOR AMERICA WEST
                 AIRLINES, INC. (this "Agreement") is entered into as of this 25th day of August, 1994 by and among AmWest Partners, L.P., a Texas limited partnership, GPA Group plc, a corporation organized under the laws of Ireland ("GPA"), Robert A. Ewert, David T. Obergfell and William A. Franke (collectively, the "Stockholder Representatives"), and America West Airlines, Inc., a Delaware corporation (the "Company").

                                   RECITALS:

                                WHEREAS, on June 27, 1991, the Company filed a
                 case seeking relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the "Bankruptcy Court"); and

                                WHEREAS, on December 8, 1993, the Bankruptcy
                 Court entered an Order on Motion to Establish Procedures for Submission of Investment Proposals (the "Procedures Order"); and

                                WHEREAS, pursuant to the Procedures Order,
                 AmWest and the Company have entered into that certain Third Revised Investment Agreement dated April 21, 1994 (the "Investment Agreement"), contemplating an investment by AmWest in the Company (the "Investment") and providing for the consummation of the Company's Plan of Reorganization (the "Plan"); and

                  WHEREAS, on August 10, 1994, the Bankruptcy Court entered an order confirming Plan; and

                                WHEREAS, in consideration of the Investment,
                 the Company has issued common stock of the Company ("Common Stock") consisting of Class A Common Stock ("Class A Common") and Class B Common Stock ("Class B Common") and warrants to purchase Class B Common to AmWest and others; and

                                WHEREAS, in exchange for the release and
                 modification of certain agreements and claims, the Company has issued shares of Class B Common and warrants to purchase Class B Common to GPA; and

                                WHEREAS, pursuant to Section 6(b) of the
                 Investment Agreement, the Official Committee of Equity Holders of America West Airlines, Inc., appointed in the Company's Chapter 11 case (the "Equity Committee") has appointed Robert
                 A. Ewert as a Stockholder Representative; and

                                WHEREAS, pursuant to Section 6(b) of the
                 Investment Agreement, the Official Committee of Unsecured Creditors of America West Airlines, Inc.,
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                 appointed in the Company's Chapter 11 case (the
                 "Creditors' Committee") has appointed David T. Obergfell as a Stockholder Representative; and

                                WHEREAS, pursuant to Section 6(b) of the
                 Investment Agreement, the Board of Directors of the Company, as constituted prior to consummation of the Plan, has appointed William A. Franke as a Stockholder Representative; and

                                WHEREAS, the parties hereto have agreed to
                 enter into this Agreement pursuant to Section 218(c) of Title 8 of the Delaware Code (the "General Corporation Law").

                                NOW, THEREFORE, in consideration of the
                 premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                 1.  DEFINITIONS.

                                "Affiliate" shall mean (i) when used with
                 reference to any partnership, any person or entity that, directly or indirectly, owns or controls ten percent (10%) or more of either the capital or profit interests of such partnership or is a partner of such partnership or is a person or entity in which such partnership has a ten percent (10%) or greater direct or indirect equity interest and (ii) when used with reference to any corporation, any person or entity that, directly or indirectly, owns or controls ten percent (10%) or more of the outstanding voting securities of such corporation or is a person or entity in which such corporation has a ten percent (10%) or greater direct or indirect equity interest. In addition, the term "Affiliate," when used with reference to any person or entity, shall also mean any other person or entity that, directly or indirectly, controls or is controlled by or is under common control with such person or entity. As used in the preceding sentence, (A) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity referred to, whether through ownership of voting securities, by contract or otherwise and (B) the terms "controlling" and "controls" shall have meanings correlative to the foregoing. Notwithstanding the foregoing, neither the Company nor any Fidelity Fund will be deemed to be an Affiliate of AmWest or any of its partners and each of AmWest GenPar, Inc., Air Partners II, L.P., Continental, Mesa, TPG
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    Partners, L.P., and TPG Parallel I, L.P., shall be deemed to be an
    Affiliate of AmWest.

        "Alliance Agreements" shall have the meaning set forth in the Investment Agreement.

        "AmWest" shall mean AmWest Partners, L.P., and in the event AmWest Partners, L.P., by dissolution or otherwise, designates any or all of its general and limited partners to receive Common Stock attributable to AmWest Partners, L.P., "AmWest" shall collectively include all suchgeneral and limited partners. "AmWest Partners, L.P." refers only to such partnership prior to dissolution.

        "AmWest Director" shall mean a director of the Company designated by AmWest pursuant to Section 2.1(a).

        "Annual Meeting" shall mean an annual meeting of the shareholders of the Company.

        "Board" shall mean the Company's Board of Directors.

        "Bylaws" shall mean the Restated Bylaws adopted by the Company in accordance with Section 303 of the General Corporation Law pursuant to the Plan.


        "Citizens of the United States" shall have the meaning set forth in
    Section 1301, Title 49, United States Code, as now in effect or as it may hereafter from time to time be amended.

        "Continental" shall mean Continental Airlines, Inc. or any successor.

        "Creditors' Committee Director" shall mean a director of the Company designated by the Creditors' Committee or otherwise pursuant to
    Section 2.1(b).

        "Effective Date" shall mean the date upon which the Restated Certificate of Incorporation becomes effective in accordance with the Plan and the General Corporation Law.

        "Equity Committee Director" shall mean a director of the Company designated by the Equity Committee or otherwise pursuant to Section 2.1(b)
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                                "Fidelity Fund" shall mean a fund or account
                 managed or advised by Fidelity Management Trust Company or any of its Affiliates or successor(s).

                                "GPA Director" shall mean a director of the
                 Company designated by GPA pursuant to Section 2.1(c).

                                "Independent Company Director" shall mean a
                 director of the Company designated pursuant to Section 2.1(b).

                                "Independent Directors" shall mean,
                 collectively, the Creditors' Committee Directors, the Equity Committee Director, and the Independent Company Director.

                                "Lehman" shall mean Lehman Brothers Inc. or any
                 successor.

                                "Mesa" shall mean Mesa Airlines, Inc. or any
                 successor.

                                 "Public Offering" shall have the meaning
                 set forth in Section 4.2.

                                "Restated Certificate of Incorporation" shall
                 mean the Restated Certificate of Incorporation adopted by the Company in accordance with Section 303 of the General Corporation Law pursuant to the Plan.

                                "Stockholder Representatives" shall mean the
                 persons identified as such in the recitals set forth above; provided that in the case of the death, resignation, removal or disability of a Stockholder Representative, his or her successor shall be designated in the manner set forth in
                 Section 2.1(b), and upon providing a written acknowledgment to such effect to all other parties hereto and agreeing to be bound and subject to the terms hereof, shall become a Stockholder Representative.

                                "Third Annual Meeting" shall mean the first
                 Annual Meeting after the third anniversary of the Effective
                 Date.

                 2.  DESIGNATION AND VOTING FOR COMPANY DIRECTORS.

                                2.1 Until the Third Annual Meeting, subject to the exception set forth in Section 4.7(a), the Board shall consist of up to fifteen (15) persons, of whom nine (9)
                 persons shall be AmWest Directors, five (5) persons shall be Independent Directors and up to one (1) person shall be a GPA Director, all designated in accordance with the following procedure:
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                                        (a)  The AmWest Directors designated on
                 Exhibit A hereto shall serve until the first Annual Meeting following the Effective Date and until the successor to each such director shall be duly elected and qualified, or until their death, disability, removal or resignation. No less than thirty (30) days in advance of each Annual Meeting prior to (but not including) the Third Annual Meeting, and no less than five (5) days in advance of any other meeting of the Board prior to (but not including) the Third Annual Meeting at which a director will be elected to sit on the Board in a seat vacated by an AmWest Director because of death, disability, removal, resignation, or otherwise, AmWest shall give written notice to the other parties hereto designating the individual or individuals to serve as AmWest Directors. For so long as AmWest and/or its Affiliates holds at least five percent (5%) of the voting equity securities of the Company (on a fully diluted basis), GPA agrees to vote the Common Stock held and controlled by it and to cause the GPA Director to vote or provide written consents in favor of such designees and to take any other action necessary to elect such designees. The Stockholder Representatives agree to recommend to the Independent Directors to vote or provide written consents in favor of such designees and to take any other action necessary to elect such designees. Upon dissolution, AmWest Partners, L.P., may assign its rights underthis Section 2.1(a) jointly or severally to any of its general or limited partners.

                                        (b)  Three (3) Creditors' Committee
                 Directors, one (1) Equity Committee Director, and one (1) Independent Company Director, each as designated on Exhibit A hereto, shall serve until the first Annual Meeting following the Effective Date and until the successor to each such director shall be duly elected and qualified, or until their death, disability, removal or resignation. Until (but not including) the Third Annual Meeting, the Company shall nominate for reelection, and AmWest and GPA shall vote the Common Stock held and controlled by them in favor of, each Independent Director designated on Exhibit A for so long as he or she continues to serve on the Board. No less than five (5) days in advance of any meeting of the Board prior to the Third Annual Meeting at which a director will be elected to sit on the Board in a seat vacated by an Independent Director because of death, disability, removal, resignation or otherwise (a "Successor Independent Director"), and no less than thirty
                 (30) days in advance of an Annual Meeting prior to (but not including) the Third Annual Meeting at which the term of any Successor Independent Director will expire, the Stockholder Representatives shall give written notice to the other parties hereto designating the individuals to serve as Independent Directors; except
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                 that if the Creditors' Committee or the Equity Committee
                 remain in effect, they shall have the right to designate the Creditors' Committee Directors and the Equity Committee Director, respectively, or the individuals to fill vacancies thereof, by giving written notice to the other parties hereto in accordance with the terms set forth above and provided that the Stockholder Representatives shall select any Successor Independent Director to replace the Independent Company Director from among the executive officers of the Company. Each of AmWest and GPA agrees to vote the Common Stock held and controlled by them and to cause the AmWest Directors and the GPA Director, respectively, to vote or provide written consents in favor of such designees and to take any other action necessary to elect such designees; provided that each Independent Director shall be reasonably acceptable to AmWest at the time of his or her initial designation.

                                        (c)  The GPA Director designated on
                 Exhibit A hereto shall serve until the first Annual Meeting following the Effective Date and until the successor to such director shall be duly elected and qualified or until his or her death, disability, removal, or resignation. No less than thirty (30) days in advance of each Annual Meeting prior to (but not including) the Third Annual Meeting, and no less than five (5) days in advance of any other meeting of the Board prior to the Third Annual Meeting at which a director will be elected to sit on the Board in a seat vacated by the GPA Director because of death, disability, removal, resignation or otherwise, GPA shall give written notice to the other partieshereto designating the individual to serve as GPA Director. Unless the rights of GPA hereunder have been terminated pursuant to Section 6.2, AmWest agrees to vote the Common Stock held and controlled by it, and to cause the AmWest Directors, and the Stockholder Representatives agree to recommend to the Independent Directors, to vote or provide written consents in favor of such designee and to take any other action necessary to elect such designee; provided that the GPA Director shall be reasonably acceptable to AmWest at the time of his or her initial designation.

                                        (d)  Except as otherwise provided
                 herein, each of AmWest, the Stockholder Representatives, and GPA agrees to nominate or cause the nomination of the AmWest Directors, the Independent Directors, and the GPA Director, respectively, in accordance with the Bylaws.
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                                        (e)  Notwithstanding the foregoing, no
                 party hereto shall be obligated to vote any shares for which the voting rights have been suspended, whether voluntarily or involuntarily.

                                        (f)  In the event that AmWest, the
                 Creditors' Committee or Equity Committee (for so long as each is in existence and has the ability to designate a director as herein provided), the Stockholder Representatives, or GPA shall fail or refuse to designate a nominee to the Board for a position allocated to and to be filled by such group or entity as herein provided, such position shall not be filled and shall remain vacant unless and until such designation shall be made as herein provided.

                                        (g)  In the event that the rights and
                 obligations of GPA with respect to this Agreement are terminated in accordance with Section 6.2, GPA agrees to cause the resignation of, or provide notice to the other parties hereto as provided in subsection (h)(i) below requesting removal of, the GPA Director, at which time the Board shall be reduced to fourteen (14) persons.

                                        (h)  The parties hereto agree (i) to
                 vote the Common Stock held and controlled by them in favor of the removal from the Board, upon notice by the group or entity having the right to designate such director under this Section
                 2.1 and requesting such removal, of any person or persons designated to the Board by such group or entity, and (ii) to vote the Common Stock held and controlled by them (other than stock held individually by any Stockholder Representative) and to cause (or in the case of the Stockholder Representatives, recommend to) the directors designated by them to vote or take such action as may be required under the General Corporation Law or otherwise to implement the provisions of this Agreement. The group or entity who has nominated any director in accordance with this Agreement shall have the exclusive right to remove or replace such director by written notice as hereinprovided; except that nothing in this agreement shall be construed to limit or prohibit the removal of any director for cause.

                                2.2 Until the Third Annual Meeting, at least eight of the AmWest Directors, at least two of the Creditors' Committee Directors, the Equity Committee Director, and the Independent Company Director shall each be Citizens of the United States.

                                2.3   AmWest agrees that no AmWest Director
                 shall be an officer or employee of Continental.

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                 3.  VOTING ON CERTAIN MATTERS.

                                3.1 Any director who is selected by, or who is a director of, Continental shall recuse himself or herself from voting on, or otherwise receiving any confidential information regarding, matters in connection with negotiations between Continental and the Company (including, without limitation, negotiation between Continental and the Company of the Alliance Agreements) and matters in connection with any action involving direct competition between Continental and the Company. Any director who is selected by, or who is a director, officer or employee of, Mesa shall recuse himself or herself from voting on, or otherwise receiving any confidential information regarding, matters in connection with negotiations between Mesa and the Company (including, without limitation, negotiation between Mesa and the Company of the Alliance Agreements) and matters in connection with any action involving direct competition between Mesa and the Company.

                                3.2  Until the Third Annual Meeting, the
                 affirmative vote of the holders of a majority of the voting power of the outstanding shares of each class of common stock of the Company entitled to vote (excluding any shares owned by AmWest or any of its Affiliates, but not, however, excluding shares owned, controlled or voted by Mesa or any of its transferees or Affiliates that are not otherwise Affiliates of AmWest Partners, L.P.), voting as a single class, shall be required to approve, adopt or authorize:

                                     (a)  Any merger or consolidation of the
                 Company with or into AmWest or any Affiliate of AmWest;

                                     (b)  Any sale, lease, exchange, transfer,
                 or other disposition by the Company of all or any substantial part of the assets of the Company to AmWest or any Affiliate of AmWest;

                                     (c)  Any transaction with or involving the
                 Company as a result of which AmWest or any of AmWest's Affiliates will, as a result of issuances of voting securities by the Company (or any other securities convertible into or exchangeable for such voting securities), acquire an increased percentage ownership of such voting securities, except for (i) the exercise of Warrants issued under the Plan, (ii) the conversion of Class A Common held by it to Class B Common, or
                 (iii) otherwise pursuantto a transaction in which all holders of Class B Common may participate on a pro rata basis at the same price per share and on the same economic terms, including, without limitation, (A) a tender or exchange offer for all shares of the Common Stock and (B) a Public Offering; or
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                                     (d)  Any related series or combination of
                 transactions having or which will have, directly or indirectly, the same effect as any of the foregoing.

                                At the request of any party proposing such a
                 transaction, subject to the Board approving such request, the Company agrees to put to a vote of the shareholders the approval of any transaction referred to in subparagraphs (a) through (d) above (excluding the excepted transactions referred to in clauses (i), (ii), and (iii) of subparagraph
                 (c)) at the next regular or any duly convened special meeting of the shareholders of the Company. Except to the extent otherwise required by applicable law, the shareholder voting requirements specified above shall not be applicable to a proposed action which has been approved or recommended by at least three Independent Directors.

                 4.             FURTHER COVENANTS.

                                4.1  Neither AmWest nor any partner or
                 Affiliate of AmWest or of any partner of AmWest shall sell or otherwise transfer any Common Stock (other than to an Affiliate of the transferor) if, after giving effect thereto and to any related transaction by such party, the total number of shares of Class B Common beneficially owned by the transferor is less than twice the total number of shares of Class A Common beneficially owned by the transferor; provided, however, that nothing contained in this Section 4.1 shall prohibit any owner of Common Stock from selling or otherwise transferring, in a single transaction or related series of transactions, all shares of Common Stock owned by it, subject to the remaining provisions of this Agreement.

                                4.2  AmWest Partners, L.P., agrees that its
                 constituent documents shall at all times require that this Agreement be binding upon all general and limited partners of AmWest Partners, L.P., and any Affiliate of AmWest Partners, L.P., or such partners who hold or receive shares of the Company or direct the voting of any shares held by AmWest, and upon any assignees or transferees in a single transaction or a related series of transactions of all or substantially all of the Common Stock owned by AmWest or any of its partners or Affiliates of AmWest or any of their partners; except that this Agreement shall not be binding (x) upon any Fidelity Fund or Lehman with respect to Class B Common and warrants to purchase Class B Common acquired by them contemporaneous with the consummation of the Plan pursuant to an assignment or transfer from AmWest, or (y) upon any assignee or transferee who acquires such Common Stock pursuant to (i) a tender or exchange offer open to all shareholders of the Company on a pro rata basis at the same price per share and on the same economic terms, (ii) a public distribution registered under the Securities Act of 1933 (as amended, the "Securities Act"), or sale on the open market through a "brokers' transaction," as that term is defined in
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                 subsection (g) of Rule 144 (as hereinafter defined), (a
                 "Public Offering"), or (iii) a transfer made pursuant to Rule 144 (as amended, "Rule 144") under the Securities Act. AmWest shall not sell or transfer (including upon dissolution of AmWest Partners, L.P.) any Common Stock held by it to any of its general or limited partners, to any Fidelity Fund, to Lehman, or to any Affiliate of AmWest or such partners and AmWest shall not sell or transfer all or substantially all of the Common Stock held by it in a single transaction or a related series of transactions, except in accordance with clauses (i), (ii) or (iii), above, unless and until it causes any assignee or transferee to provide a written acknowledgment to the other parties hereto that it accepts and is bound by and subject to the terms of this Agreement.

                                4.3 AmWest covenants and agrees that, without the prior written consent of the Company given pursuant to a resolution duly adopted by the affirmative vote of not less than 75% of all directors of the Company, it shall not sell or transfer, in a single transaction or a related series of transactions, shares of Common Stock representing fifty one percent (51%) or more of the combined voting power of all shares of Common Stock then outstanding, other than (i) pursuant to or in connection with a tender or exchange offer for all shares of Common Stock and for the benefit of all holders of Class B Common on a pro rata basis at the same price per share and on the same economic terms, (ii) to any Affiliate of AmWest, (iii) to any Affiliate of AmWest's partners, (iv) pursuant to a bankruptcy or insolvency proceeding, (v) pursuant to a judicial order, legal process, execution or attachment, (vi) in a Public Offering; or (vii) in any other transaction where the purchase price per share of the Common Stock being sold or transferred therein is equal to or less than the then-current market price per share (i.e., the average of the daily mean between the high and low sales prices regular way of the shares of Common Stock on the exchange on which shares of Common Stock are listed for ten
                 (10) consecutive trading days preceding the effective date of such transaction). For purposes of the foregoing, a transaction (the "Primary Transaction") involving any Person will not be deemed to be related to any other transaction (the "Other Transaction") if (i) the Other Transaction does not involve, directly or indirectly, such Person or any Affiliate of such Person, it being understood that, for purposes of this clause (i), TPG Partners, L.P., TPG Parallel I, L.P., and Continental will be deemed not to be Affiliates of one another, and (ii) the Primary Transaction and the Other Transaction do not involve, directly or indirectly, Persons who are assignees, direct or indirect, of AmWest and who are acting in concert with respect thereto, it being understood that, for purposes of this clause (ii), Persons will be deemed to be acting in concert when they act jointly or on a coordinated basis pursuant to any express or tacit agreement, arrangement or understanding.
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                                4.4  If required by applicable law, within ten
                 (10) days of the Effective Date, AmWest shall file with the Securities and Exchange Commission, a Schedule 13D pursuant to Regulation 13D-G ("Regulation13D-G") under the Securities Exchange Act of 1934 (as amended, the "Exchange Act"), and shall amend such filing as required by Regulation 13D-G. Each other party hereto covered by such filing covenants and agrees to promptly provide to AmWest all information pertaining to such party and necessary to make such amendments and to notify AmWest of any changes in facts or circumstances pertaining to such party that would require any amendments under Regulation 13D-G.

                                4.5 AmWest agrees that it shall not cause any amendment to the provisions of the Restated Certificate of Incorporation or the Bylaws or otherwise take any action that supersedes or materially adversely affects or impairs the rights and obligations of the parties under this Agreement or is contrary to the provisions of this Agreement.

                                4.6 (a) Each certificate evidencing shares of Common Stock issued to AmWest or any of its partners, GPA and any of their respective Affiliates, and any assignee or transferee bound by the terms hereof, including shares of Common Stock issued in connection with the exercise of any warrant, so long as such Common Stock is held by them and prior to the termination or expiration of this Agreement, shall be conspicuously stamped or marked with a legend including substantially as follows:

                                THE RIGHTS AND OBLIGATIONS OF THE HOLDER OF
                                THIS CERTIFICATE SHALL BE SUBJECT TO THE TERMS AND PROVISIONS OF THAT CERTAIN STOCKHOLDERS' AGREEMENT DATED AUGUST 25, 1994, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF AMERICA WEST AIRLINES, INC.

                 and each such certificate, for so long as such certificate is held by AmWest or any of its partners and any of their respective Affiliates and any assignee or transferee bound by the terms hereof and prior to the termination or expiration of this Agreement, shall include in such legend the following:

                                THIS CERTIFICATE AND ANY INTEREST HEREIN MAY
                                NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE AFORESAID STOCKHOLDERS' AGREEMENT.

                                     (b)  All certificates evidencing shares of
                 Common Stock and warrants of the Company that have not been registered pursuant to the Securities Act of 1933, as amended, and that are not exempt from registration
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                 under Section 1145 of the Bankruptcy Code, shall at all times be conspicuously stamped or marked with a legend including substantially as follows:

                                THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND THE RULES AND REGULATIONS THEREUNDER OR AN EXEMPTION THEREFROM AND FROM ANY APPLICABLE STATE SECURITIES LAWS.

                                     (c)  Upon the termination of this
                 Agreement, the Company shall, without charge and upon surrender of certificates by the holders thereof and written request cancel all certificates evidencing shares of Common Stock bearing the legend described in subparagraph (a) above and issue to the holders thereof replacement certificates that do not bear such a legend for an equal number of shares held by such holders. Upon the transfer of any Common Stock bearing the legend described in subparagraph (a) above to a party not bound by and subject to this Agreement, the Company shall, without charge and upon the surrender of certificates by the holders thereof and written request cancel all certificates evidencing such shares of Common Stock and issue to the transferee thereof replacement certificates that do not bear such a legend.

                                4.7 During the term of this Agreement, AmWest shall not cause the issuance of any preferred stock by the Company that would (a) increase the number of directors in excess of the number provided in Section 2.1 (except for increases caused by a provision allowing holders of preferred stock to elect additional directors in the event of nonpayment of dividends) or (b) eliminate or reduce the number of Creditors' Committee Directors, Equity Committee Director, Independent Company Director, or GPA Director.

                 5.             RIGHTS UPON BREACH.

                                5.1  Each party hereto recognizes and agrees
                 that a violation of any term, provision, or condition of this Agreement may cause irreparable damage to the other parties which is difficult or impossible to quantify or ascertain and that the award of any sum of damages may not be adequate relief to such other parties. Each party hereto therefore agrees that in the event of any breach of this Agreement, the other party or parties shall, in addition to any remedies at law which may be available, have the right to obtain appropriate equitable (including, but not limited to, injunctive) relief. All remedies hereunder shall be cumulative and not exclusive.

                                5.2  In addition to any other remedies
                 available at law or in equity, each party hereto agrees that the Company shall have the right (a) to withhold transfer, and to instruct any transfer agent for securities of the Company to withhold transfer, of any certificates evidencing shares of Common Stock held by AmWest or any partner or Affiliate of AmWest or transferee if the Company reasonably believes that such transfer would not be in material compliance with the terms and provisions of this Agreement, unless the transferee provides to the Company an opinion of legal counsel reasonably acceptable to the Company that such transfer will be in material compliance with the terms and provisions hereof, and
                 (b) to require any person requesting transfer of securities subject to this Agreement to provide such information as mayreasonably be requested by the Company regarding ownership of securities, affiliations, if any, between the party requesting transfer and the transferee and such other matters pertaining to the transfer as may be appropriate to enable the Company to determine the compliance of the proposed transfer of securities with the terms and provisions of this Agreement.

                 6.             TERMINATION.

                                6.1  This Agreement shall automatically
                 terminate without any action by any party on the day immediately preceding the Third Annual Meeting and shall not be extended except in accordance with Section 7.3. Upon such termination, the rights and obligations of each party hereunder shall terminate and the provisions of this Agreement shall be of no force and effect; provided that no such termination shall relieve any person or entity from liability for breach or default of this Agreement prior to such termination.

                                6.2  GPA's rights and obligations under this
                 Agreement (other than its obligations under Section 2.1(g)) shall terminate immediately and without notice upon the earlier of (a) termination of this Agreement under Section 6.1, (b) the sale or transfer by GPA of equity securities of the Company resulting in the holding by GPA of less than two percent (2%) of the voting equity securities of the Company (on a fully diluted basis), or (c) any occurrence, other than as described in clause (b) above, resulting in the holding by GPA of less than two percent (2%) of the voting equity securities of the Company (on a fully diluted basis) if (i) the Company files a Form 10-Q under the Exchange Act, or other written report or statement, that is delivered to GPA and a copy to the party designated in Section 7.1, reflecting information as to the Company's total issued and outstanding capital stock as of a date therein specified (the "Determination Date") from which GPA can determine whether it holds less than two percent (2%) of the voting equity securities of the Company (on a fully diluted basis) and (ii) GPA fails to acquire (by purchase or otherwise) sufficient voting equity securities of the Company such that it holds at least two percent (2%) of the voting equity securities of the Company (on a fully diluted basis) determined as of the Determination Date within thirty-five (35) days after delivery of such Form 10-Q, or provision of such report or statement to GPA, and to give prompt notice of such acquisition to the Company and a copy to the party designated in Section 7.1, as herein provided, following the expiration of such 35-day period. Notwithstanding anything to the contrary herein, GPA acknowledges that the Company's continuing with its existing procedures for the distribution of Form-10Qs to GPA constitutes adequate delivery to GPA within the meaning of this Section 6.2.

                 7.             MISCELLANEOUS.

                                7.1  All notices, requests and other
                 communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or by prepaid express courier at the following addresses or facsimile numbers:

                      If to AmWest:          AmWest Partners, L.P.
                                             201 Main Street, Suite 2420
                                             Fort Worth, Texas  76102
                                             Attention:  James G. Coulter
                                             Fax Number:  (817) 871-4010

                      with a copy to:        Arnold & Porter
                                             1200 New Hampshire Ave., N.W.
                                             Washington, D.C. 20036
                                             Attention:  Richard P. Schifter
                                             Fax Number:  (202) 872-6720


                      and a copy to:         Jones, Day, Reavis & Pogue
                                             North Point
                                             901 Lakeside Avenue
                                             Cleveland, Ohio 44114
                                             Attention:  Lyle G. Ganske
                                             Fax Number: (216) 586-7864

                      If to GPA:             GPA Group plc
                                             GPA House
                                             Shannon, Ireland
                                             Attention:  Patrick H. Blaney

                                             Fax Number  353 61 360220

                      with a copy to:        Paul, Hastings, Janofsky & Walker
                                             399 Park Avenue, 31st Floor
                                             New York, New York 10022
                                             Attention:  Marguerite R. Kahn
                                             Fax Number:  (212)  319-4090


                      If to
                        Robert A. Ewert:
                                             Robert A. Ewert
                                             3819 E. Nowata Drive
                                             Phoenix, Arizona 85044
                                             Fax Number:  (602) 893-2239

                      If to
                        David T. Obergfell
                                             David T. Obergfell
                                             Vice President
                                             Texas Commerce Bank, N.A.
                                             1201 Elm Street, 30th Floor
                                             P.O. Box 2320
                                             Dallas, Texas 75221-2320
                                             Fax Number: (214)  712-3423

                      If to
                        William A. Franke:
                                             William A. Franke
                                             America West Airlines, Inc.
                                             4000 East Sky Harbor Boulevard
                                             Phoenix, Arizona  85034
                                             Fax Number:  (602) 693-5517


                      If to the Company:     America West Airlines, Inc.
                                             4000 East Sky Harbor Boulevard
                                             Phoenix, Arizona  85034
                                             Attention:  General Counsel
                                             Fax Number:  (602) 693-5904


                      with a copy to:        Andrews & Kurth, L.L.P.
                                             4200 Texas Commerce Tower
                                             Houston, Texas 77002
                                             Attention:  David G. Elkins
                                             Fax Number: (713) 220-4285

                 All such notices, requests and other communications will (i) if delivered personally to the address as provided in this
                 Section 7.1, be deemed given
                 upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 7.1, be deemed given upon receipt, and (iii) if delivered by mail or by express courier in the manner described above to the address as provided in this Section 7.1, be deemed given upon receipt (in each case regardless of whether such notice is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 7.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice as provided in this
                 Section 7.1 specifying such change to the other parties hereto. Nothing in this Section 7.1 shall be deemed or construed to alter any notice provisions contained in the Bylaws.

                                7.2  This Agreement shall in all respects be
                 governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

                                7.3  This Agreement may only be amended,
                 waived, supplemented, modified or extended by a written instrument signed by authorized representatives of each party hereto.

                                7.4 This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

                                7.5  This Agreement may be executed by the
                 parties hereto in counterparts and by telecopy, each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument.

                                7.6 If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                                7.7 The parties hereto intend that in the case of any conflict or inconsistency between this Agreement and the Restated Certificate of Incorporation or the Bylaws, that this Agreement shall control, and therefore in the event that any term or provision of this Agreement is rendered invalid, illegal or unenforceable by the Restated Certificate of Incorporation or the Bylaws, the parties agree to amend the Restated Certificate of Incorporation or the Bylaws (as the case may be) so as to render such term or provision valid, legal and enforceable, if and to the extent legally permitted.

                                IN WITNESS WHEREOF, the parties hereto, by
                 their respective officers thereunto duly authorized, have executed this Agreement as of the date first written above.

                                             AMWEST PARTNERS, L.P.

                                             By: AmWest Genpar, Inc.,
                                             its General Partner



                                             By:__________________
                                             Name:
                                             Title:


                                             GPA GROUP PLC


                                              By:______________________
                                              Name:
                                              Title:



                                             _________________________
                                             Robert A. Ewert,
                                             Stockholder Representative





                                             _________________________
                                             David T. Obergfell,
                                             Stockholder Representative



                                             _________________________
                                             William A. Franke,
                                             Stockholder Representative

                                             AMERICA WEST AIRLINES, INC.




                                             By:__________________________
                                             Name:
                                             Title:

                                   EXHIBIT A


      AmWest Directors

                     Julia Chang Bloch
                     Frederick W. Bradley, Jr.
                     James G. Coulter
                     John F. Fraser
                     John L. Goolsby
                     Richard C. Kraemer
                     A. Maurice Myers
                     Larry L. Risley
                     Richard P. Schifter

      GPA Director

                     John F. Tierney

      Independent Company Director

                     William A. Franke

      Creditors' Committee Directors

                     Harrison J. Goldin
                     Stephen F. Bollenbach
                     Raymond S. Troubh

      Equity Committee Director

                     John R. Power